Exhibit 99.1

Taysha Gene Therapies Partners with Invitae to Enable Rapid Access to Genetic Testing and Earlier Diagnosis of Patients with CNS Disease for Rare and Large-Market Indications

Detect Lysosomal Storage Disorders program reduces barriers to genetic diagnosis through sponsored testing for lysosomal storage disorders, including GM2 gangliosidosis

Behind the Seizure® program can help accelerate genetic epilepsy diagnosis in children experiencing unprovoked seizures

DALLAS – September XX, 2020 – Taysha Gene Therapies Inc. (Nasdaq: TSHA), a patient-centric gene therapy company focused on developing and commercializing AAV-based gene therapies for the treatment of monogenic diseases of the central nervous system in both rare and large patient populations, today announced a partnership with Invitae, a leading medical genetics company, to support Invitae’s Detect Lysosomal Storage Diseases (Detect LSDs) and Behind the Seizure® programs. The Detect LSDs program enables the rapid diagnosis of lysosomal storage disorders (LSDs), including GM2 gangliosidosis (also known as Tay-Sachs and Sandhoff disease). The Behind the Seizure program is an innovative, cross-company collaboration that supports faster diagnosis for children with epilepsy. The Behind the Seizure program will also support patient identification across Taysha’s broad pipeline of gene therapies for which a number of indications have an underlying seizure phenotype.

“Through both initiatives, we are supporting the rapid identification of patients with debilitating diseases, allowing them to gain access to earlier therapeutic interventions. For LSDs, there are more than 50 different disorders with overlapping symptoms, making misdiagnosis common,” said RA Session II, Taysha’s President, CEO and Founder. “Likewise, more than 50% of epilepsies have a genetic basis. When a patient presents with seizures, genetic testing may help identify more than 100 underlying, often rare conditions. We are proud to support these initiatives to help patients gain timely access to natural history studies, clinical trials, and ultimately disease-modifying therapies.”

Eligible individuals suspected of having an LSD or epilepsy will gain access to genetic testing and counseling at no charge through these programs. The Detect LSDs program will help identify individuals who are eligible for Taysha’s study evaluating TSHA-101 in patients with GM2 gangliosidosis, expected to enter the clinic later this year. The Behind the Seizure program will enable patient identification across Taysha’s broad pipeline of indications, some of which have an underlying seizure phenotype, and rapid enrollment into natural history studies and clinical trials.

“Increasing access to genetic testing can support earlier diagnosis of neurodegenerative diseases, which in turn enables clinicians to provide precision therapies sooner and better overall outcomes,” said Robert Nussbaum, M.D., Chief Medical Officer of Invitae. “These unique, cross-company collaborations have been shown to help increase access to testing and reduce time to diagnosis. We are pleased Taysha has joined us in helping increase access to testing for children impacted by neurodegenerative conditions.”

Additional details, as well as terms and conditions of the Detect LSDs program, can be found at https://www.invitae.com/en/detectLSDs/. To learn more about the Behind the Seizure program, please visit https://www.invitae.com/en/behindtheseizure/.

About Taysha Gene Therapies

Taysha Gene Therapies (Nasdaq: TSHA) is on a mission to eradicate monogenic CNS disease. With a singular focus on developing curative medicines, we aim to rapidly translate our treatments from bench to bedside. We have combined our team’s proven experience in gene therapy drug development and commercialization with the world-class UT Southwestern Gene Therapy Program to build an extensive, AAV gene therapy pipeline focused on both rare and large-market indications. Together, we leverage our fully integrated platform—an engine for potential new cures—with a goal of dramatically improving patients’ lives. More information is available at www.tayshagtx.com.

About Invitae

Invitae Corporation(NYSE: NVTA) is a leading medical genetics company whose mission is to bring comprehensive genetic information into mainstream medicine to improve healthcare for billions of people. Invitae’s goal is to aggregate the world’s genetic tests into a single service with higher quality, faster turnaround time, and lower prices. For more information, visit the company’s website at invitae.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “expects,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. Forward-looking statements include statements concerning or implying the conduct or timing of our partnership with Invitae and our planned clinical trial of TSHA-101 for the treatment of GM2 gangliosidosis, the potential of our product candidates to positively impact quality of life and alter the course of disease in the patients we seek to treat, our research, development and regulatory plans for our product candidates, the potential for these product candidates to receive regulatory approval from the FDA or equivalent foreign regulatory agencies, and whether, if approved, these product candidates will be successfully distributed and marketed. Forward-looking statements are based on management’s current expectations and are subject to various risks and uncertainties that could cause actual results to differ materially and adversely from those expressed or implied by such forward-looking statements. Accordingly, these forward-looking statements do not constitute guarantees of future performance, and you are cautioned not to place undue reliance on these forward-looking statements. Risks regarding our business are described in detail in our Securities and Exchange Commission filings, including in our prospectus dated September 23, 2020, as filed with the Securities and Exchange Commission (“SEC”) on September 24, 2020, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which is available on the SEC’s website at www.sec.gov. Additional information will be made available in other filings that we make from time to time with the SEC. Such risks may be amplified by the impacts of the COVID-19 pandemic. These forward-looking statements speak only as of the date hereof, and we disclaim any obligation to update these statements except as may be required by law.

Company Contact:

Niren Shah, PharmD, MBA

Taysha Gene Therapies

Nshah@tayshagtx.com

Media Contact:

Carolyn Hawley

Canale Communications

carolyn@canalecomm.com